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                        ARTHUR ANDERSEN LLP
                                              Exhibit (15)









To CMS Energy Corporation:

We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-51877, No. 33-55805, No. 33-9732, No. 33-29681, No. 33-47629, No. 33-57719, No. 33-57719-01, No. 33-64044, No.
33-60007 and No. 33-61595 its Form 10-Q for the quarter ended June 30, 1995, which includes our report dated August 9, 1995 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                    Arthur Andersen LLP



Detroit, Michigan,
     August 9, 1995.
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